CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTING FIRM

We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 63 to the Registration Statement on Form N-1A (File No. 33-56339 and 811-7237) ("Registration Statement") of our report dated April 5, 2004 relating to the financial statements and financial highlights appearing in the February 29, 2004 Annual Report of Putnam International Blend Fund, a series of Putnam Investment Funds, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial highlights" and "Independent Auditors and Financial Statements" in such Registration Statement.


/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP


Boston, Massachusetts
June 25, 2004